Exhibit 99.1

ALBEMARLE AND ROCKWOOD ANNOUNCE MERGER TO CREATE A PREMIER SPECIALTY CHEMICALS COMPANY

Combination Will Have Leading Positions Across Four High-Growth, High-Margin Businesses

Accelerates Growth Prospects and Generates over $1 Billion in Pro-Forma Adjusted EBITDA

BATON ROUGE, LA and PRINCETON, NJ – July 15, 2014 – Albemarle Corporation (NYSE: ALB) and Rockwood Holdings, Inc. (NYSE: ROC) announced today that they have entered into a definitive agreement under which Albemarle will acquire all outstanding shares of Rockwood in a cash and stock transaction valued at approximately $6.2 billion. This combination reflects both companies’ commitment to drive sustainable growth, creating one of the world’s premier specialty chemicals companies, with market-leading positions across four high-margin businesses: lithium, catalysts, bromine and surface treatment.

Under the terms of the transaction, each outstanding share of Rockwood common stock will be exchanged for $50.65 in cash and 0.4803 of a share of Albemarle common stock. The transaction values Rockwood at $85.53 per share, a 13% premium based on yesterday’s closing stock prices. Upon closing of the transaction, Albemarle shareholders will own approximately 70% of the combined company and Rockwood shareholders will own approximately 30%.

The boards of directors of both companies have approved the transaction. The transaction is subject to shareholder and regulatory approvals and other customary closing conditions and is expected to close in the first quarter of 2015.

“The combination of these two companies creates a premier specialty chemicals company with a unique world-class team of experts and an enhanced focus on innovating customized, performance-based solutions to meet the ever-increasing demands of our customers,” said Albemarle’s president and CEO Luke Kissam. “The resulting company will have broader customer reach, increased diversity across end markets, technologies and geographies and more consistent and predictable earnings growth. All four businesses have high margins, strong competitive positions, and attractive long-term growth. The strong cash flows generated by these businesses will enable us to reduce leverage rapidly, support our ongoing dividend payments, and continue investing in the businesses to fuel growth and deliver increased value to our shareholders.”

“This compelling transaction offers Rockwood shareholders an immediate premium and significant participation in the tremendous growth potential of the combined organization,” said Robert J. Zatta, Rockwood’s chief executive officer. “Our complementary specialty chemicals portfolios are expected to generate significant growth through the continued penetration of lithium-based energy storage products, compelling secular trends driving global catalyst growth, attractive surface treatment prospects and new bromine applications.”

The transaction brings together two of the world’s leading specialty chemicals producers with strong market positions. All four businesses of the combined company have low-cost raw material access, highly specialized production assets and proven track records of delivering market-leading technology, product innovation, and customer service. On a combined basis, the company is expected to drive growth through:

•	Continuing to penetrate lithium-based energy storage products, including e-mobility batteries and batteries for the automotive industry;

•	Capitalizing on attractive global trends in refinery catalysts, including the increasing demand for transportation fuels particularly in developing regions, as well as the demand for solutions to convert a range of feedstocks into high-value finished products;

•	Expanding within existing bromine markets driven by the proliferation of digital technology, offshore deep water drilling and mercury control emission reduction, along with growth driven by new bromine applications;

•	Leveraging the company’s position as a market-leading provider of surface treatment products and services to meet increasing customer demand for products with rigorous quality and performance standards and specifications.

Financial Highlights

The acquisition of Rockwood meets Albemarle’s strategic and financial criteria for disciplined capital allocation. Rockwood’s two businesses have global leadership positions in their markets, strong free cash flow profiles, premium performance-based products and margins, and attractive growth characteristics. The value of the transaction represents an 11.3x multiple of pro forma 2014 enterprise value to EBITDA, including synergies.

Albemarle expects this transaction to be accretive to cash earnings per share in the first year, accretive to adjusted earnings per share in the second year, and substantially accretive thereafter. Further, Albemarle will generate strong cash flow to reduce leverage rapidly. By 2016, Albemarle expects to fully realize approximately $100 million in annual cost synergies, primarily derived from implementing best practices throughout our operations, eliminating duplicative costs and achieving purchasing leverage and operational economies of scale. Pro forma for the transaction, Albemarle is expected to generate 2015 Adjusted EBITDA of over $1 billion and Adjusted EBITDA margins greater than 25%, along with annual free cash flow of approximately $500 million.

Albemarle has secured committed financing from BofA Merrill Lynch to finance the cash portion of the transaction. Albemarle expects to maintain its current quarterly dividend and to reduce debt in the near-term. Given this pro forma financial profile, Albemarle expects to retain its investment grade ratings.

Additional Information

Luke Kissam will serve as President and CEO of the combined company which will operate under the Albemarle name. Albemarle’s board of directors will have 11 members, with eight Albemarle directors and three Rockwood directors. Jim Nokes will continue to serve as Albemarle’s Non-Executive Chairman.

Advisors

BofA Merrill Lynch is acting as financial advisor to Albemarle and Shearman & Sterling LLP, Troutman Sanders LLP, Kelley Drye & Warren LLP are acting as its legal advisors. Lazard and Citi are acting as financial advisors to Rockwood and Simpson Thacher & Bartlett LLP is acting as its legal advisor.

Conference Call and Webcast Information

Albemarle will host an investor conference call and webcast today at 8:30 a.m. eastern daylight time at www.albemarle.com/investors to discuss the transaction along with preliminary results for its second quarter of 2014. Alternatively, investors may listen to the presentation live via conference call by dialing 866-314-5232 within the U.S. or 617-213-8052 internationally, and entering conference ID 70238505. An audio replay of the call will be available approximately three hours after the call’s conclusion through July 22, 2014, and can be accessed by calling 888-286-8010 or 617-801-6888 and entering the conference ID 52941283.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its two global business units: Performance Chemicals and Catalyst Solutions. Corporate Responsibility Magazine selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010, 2011 and 2013. Albemarle employs approximately 3,900 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve.

About Rockwood Holdings, Inc.

Rockwood Holdings, Inc., based in Princeton, N.J., is a leading global developer, manufacturer and marketer of technologically advanced and high value-added specialty chemicals. It is a leading integrated and low cost global producer of lithium and lithium compounds used in lithium-ion batteries for electronic devices, alternative transportation vehicles and future energy storage technologies, meeting the significant growth in global demand for these products. The company is also the second largest global producer of products and services for metal processing, servicing the aerospace, general and European luxury automotive industries. For more information on Rockwood, please visit www.rocksp.com.

Important Information for Stockholders and Investors

Nothing in this press release shall constitute a solicitation to buy or subscribe for or an offer to sell any securities of Albemarle or Rockwood or a solicitation of any vote or approval. In connection with the proposed transaction, Albemarle and Rockwood will file a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (“SEC”), and Albemarle will file a Registration Statement on Form S-4 with the SEC. STOCKHOLDERS OF EACH COMPANY AND OTHER INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders and investors will be able to obtain a free copy of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about Albemarle and Rockwood, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the registration statement and joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Albemarle Corporation, 451 Florida Street, Baton Rouge, Louisiana 70801, USA, Attention: Investor Relations, Telephone: +1 225-388-7322, or to Rockwood Holdings, Inc., 100 Overlook Center, Princeton, New Jersey 08540, USA, Attn: Investor Relations, Telephone +1 609-524-1109.

Participants in Solicitation

Albemarle, Rockwood, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Albemarle’s directors and executive officers is available in its proxy statement filed with the SEC by Albemarle on March 28, 2014, and information regarding Rockwood’s directors and executive officers is available in its proxy statement filed with the SEC by Rockwood on March 28, 2014. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of Albemarle, Rockwood and the combined businesses of Albemarle and Rockwood and with respect to the transaction and the anticipated consequences and benefits of the transaction, the targeted close date for the transaction, product development, changes in productivity, market trends, price, expected growth and earnings, cash flow generation, costs and cost synergies, portfolio diversification, economic trends and outlook.

These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple or Rose to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: the receipt and timing of necessary regulatory approvals; the ability to finance the transaction; the ability to successfully operate and integrate Rockwood’s operations and realize estimated synergies; changes in economic and business conditions; changes in financial and operating performance of major customers and industries and markets served by Albemarle or Rockwood; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for products; limitations or prohibitions on the manufacture and sale of products; availability of raw materials; changes in the cost of raw materials and energy; changes in markets in general; changes in laws and government regulation impacting operations or products; the occurrence of claims or litigation; the occurrence of natural disasters; political unrest affecting the global economy; political instability affecting manufacturing operations or joint ventures; changes in accounting standards; changes in the jurisdictional mix of the earnings of Albemarle or Rockwood and changes in tax laws and rates; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement; and decisions that Albemarle or Rockwood may make in the future. In addition, certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Albemarle’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Albemarle with the SEC on February 25, 2014, and Rockwood’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Rockwood with the SEC on March 4, 2014. These forward-looking statements speak only as of the date of this communication. Each of Albemarle and Rockwood expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contacts

For Albemarle:
Investors	Media
Lorin Crenshaw	Ashley Mendoza
(225) 388-7322	(225) 388-7137
Lorin.Crenshaw@albemarle.com	Ashley.Mendoza@albemarle.com

For Rockwood:

Investors and Media:

Nahla Azmy

(609) 524-1109

nazmy@rocksp.com